Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-263296 on Form S-3 of First Business Financial Services, Inc. of our report dated February 22, 2023 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Oak Brook, Illinois
February 24, 2023